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Additional proxy material to be mailed to shareholders on or around July 26, 2012, to be printed in the 2012 Annual Report.

Giga-tronics Incorporated
CEO Letter
July 16, 2012

To our shareholders,

Fiscal 2012 was a year of transformation for Giga-tronics.  Although our sales and operating performance was clearly below our expectations, we took positive steps during the year to re-position the Company towards future sales growth and profitability.

The Company’s soft order and sales performance was a major concern for us during the fiscal year.  Capital spending has not returned to the levels attained before the financial crisis and budget concerns in the United States unfavorably impacted our domestic defense business.  On $13,116,000 in revenue, Giga-tronics posted a net loss of $5,852,000 or $1.17 per fully diluted share.  Of the total net loss of $5,852,000 for fiscal 2012, approximately $1,600,000 was due to one-time adjustments related to future severance payments, excess and obsolete inventory.  The lower sales were primarily due to a large commercial order we received in fiscal 2011 that did not repeat as expected in 2012, as well as delays in receiving military program orders for our Microsource fast-tuning YIG filters.

The Company’s recent financial performance coupled with the lack of growth over the last decade required a new strategy and a revitalization of the Company.  On October 31, 2011 Giga-tronics secured the strategic investment of $2.2M from Alara Capital as a pivotal first step in moving the Company in a new direction.  In addition, I began assembling a new management team resulting in leadership changes within Marketing, Finance and Administration, and Sales.  The Company added a Vice President of Marketing and a Director of Human Resources during the fiscal year and recently added a new Vice President of Sales this July.  We will be adding a new CFO during the second half as our current acting CFO will be leaving due to a scheduled retirement at the end of fiscal 2013.

Giga-tronics continues to make excellent progress on the new investment in product development it began during the prior year.  The Company is now accelerating this new product into the marketplace with the capital provided from Alara.  During fiscal 2012, our marketing department worked closely with potential customers to create awareness, validate the product’s concepts, and stimulate future demand so that orders will arrive as soon as possible after the development has been completed.  Over the same period, a majority of the Company’s available engineering resources have been focused on developing the new product and I’m pleased to report the project’s principal milestones remain on schedule.  I’m excited about the level of performance I’ve seen achieved in the early prototypes and nearly every customer we visit has indicated a finished product is of genuine interest to them.  The high level of interest shown in the new product, the continued progress in engineering, and the support from Alara are the reasons I have the confidence during these difficult times to increase our investment in engineering and marketing over last year by approximately $1,000,000.

Giga-tronics also took steps to reduce current and future expenses by reducing staff and by combining the Microsource group in Santa Rosa, California with the Instrument group located at the Company’s headquarters in San Ramon, California.  Relocation benefits or retention bonuses were offered to all key Microsource employees to provide for a smooth transition of operations.  This physical move is well underway and is expected to be complete by May of 2013.  To maintain the Company’s focus on the new strategy, a number of its slower moving lines were moved into their end-of-life phase, which required writing off the excess inventory.

Finally, three new directors were added to the Board and two others (George Bruns and Robert Wilson) have retired.  I would like to sincerely thank George and Bob for their many years of service to Giga-tronics and for their continued support of the Company as it faces the challenges ahead.

Looking forward, I anticipate Giga-tronics will continue to incur losses while we complete the development of the new product and finish the move of our Microsource operation during fiscal 2013.  Although some of the expenses associated with the consolidation of operations were accrued for during fiscal 2012, there remain a number of necessary expenses that will adversely impact our bottom line within the current year.  The operating plan for fiscal 2013 requires managing the organization to maintain a minimum cash balance and my team and I will push hard to minimize our losses without jeopardizing the strategy.  I am cautiously optimistic that Giga-tronics can return to break-even performance before the current fiscal year ends because of the Microsource military program orders received during our first quarter of fiscal 2013, the return of some of the commercial business we missed last year, and the recent addition of a strong industry veteran to lead our sales organization.

We believe the new investment underway will generate significant future sales growth and, coupled with our continued emphasis on cost control, will return the Company to profitability and significantly increase our shareholder value.

Sincerely,

John R. Regazzi